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                                AMENDMENT NO. 1
                 to Amendment to Custody Agreement between
                       The Chase Manhattan Bank and
            Morgan Stanley Dean Witter Institutional Fund, Inc.

       WHEREAS, Morgan Stanley Trust Company entered into a Custody Agreement dated as of July 31, 1989, as amended by an Amendment to Custody Agreement dated as of April 22, 1996 (the "Securities Lending Amendment, and, collectively with the Custody Agreement, the "Agreement") with Morgan Stanley Dean Witter Institutional Fund, Inc. (the "Client"); and


     WHEREAS, the Agreement was assigned by Morgan Stanley Trust Company to The Chase Manhattan Bank (the "Custodian") by letter of August 31, 1998; and


     WHEREAS, the Client and the Custodian have agreed to enter into this Amendment in order to authorize the Custodian to take certain additional actions on behalf of the Client;


     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:


     1. Terms used in the Agreement are used herein with their defined meanings.


     2. Sections 3 and 4 of the Securities Lending Amendment are hereby deleted and a new provision with respect to the matters covered by such Sections shall be considered part of the Agreement as follows:

     "For each loan of Securities, the Custodian or a financial institution with which Custodian shall have previously entered an agreement among itself, such financial institution and a particular borrower providing for the holding of collateral at such financial institution on behalf of Custodian's lending customers (a "Triparty Institution") shall receive and hold all collateral required by the applicable Securities Loan Agreement ("Collateral") in an account established solely for that purpose (the "Collateral Account"), and the Custodian is hereby authorized and directed, without obtaining any further approval from Client, to invest and reinvest substantially all cash Collateral in accordance with the investment guidelines annexed hereto. Except as contemplated by Custodian's fee schedule with respect to Custodian's participation in negative earnings on cash Collateral investments, such investments ("Authorized Investments") are made for the account of, and at the sole risk of, Client. In that connection, Client shall pay to


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Custodian on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a borrower pursuant to the applicable Securities Loan Agreement. Custodian is authorized to select brokers and dealers for the execution of trades in connection with the investment of cash Collateral, which broker or dealer may be an affiliate of Custodian provided that a competitive execution price is obtained. Custodian shall credit, or where applicable have a Triparty Institution credit, all Collateral, Authorized Investments and proceeds to a Collateral Account and Custodian shall mark its books and records to identify Clients' interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Custodian may act. Custodian may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds to a Collateral Account. Custodian shall accept substitutions of Collateral in accordance with the applicable Securities Loan Agreement, and shall credit, or where applicable shall have a triparty institution credit, all such substitutions to a Collateral Account."


     3. The following new Section is hereby made a part of the Agreement:

     INDEMNIFICATION

     (a) INDEMNIFICATION OF CLIENT IN RESPECT OF ALL INTEREST, DIVIDENDS AND OTHER DISTRIBUTIONS MADE BY THE ISSUER ("DISTRIBUTIONS").

     (i) NON-CASH DISTRIBUTIONS. If the borrower in respect of any loan of Securities effected pursuant hereto and pursuant to the applicable Securities Loan Agreement (a "Loan") fails to deliver any non-cash Distributions with respect to Securities on Loan as and when requested to do so by Custodian,
(x) Custodian shall, with respect to Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States ("U.S. Securities"), at its option, credit such non-cash Distribution or an amount equivalent thereto to Client's account on the date it is due, or (y) with respect to Securities issued by an issuer that is not organized under the laws of the United States ("Foreign Securities"), for any non-cash Distributions for which the record date occurs on or before the date of any event of default as described in the Securities Loan Agreement (an "Event of Default"), Custodian shall, at its option, either (i) purchase replacement securities (of an equal amount or the same issue, class, type or series as the Distribution) on the principal market in which such securities are traded or (ii) credit Client's account, with the market value in U.S. dollars ("Dollars") of such Distributions on the due date as determined by Custodian in good faith.

     (ii) CASH DISTRIBUTIONS. Custodian shall credit Client's account on payable date with the amount of all cash Distributions with respect to Securities on Loan over their record date that Client would have received under the Agreement had such Securities not been on Loan over record date; provided, that with respect to Foreign Securities, Custodian's obligation to credit Client's account shall extend only to record dates up to and


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including the date of any Event of Default (as defined in the applicable
Securities Loan Agreement). To the extent that cash Distributions are not delivered to Custodian by borrower and Custodian has so credited Client's account with such Distributions, Custodian shall be subrogated to Client's rights against borrower as provided in paragraph (c) hereof. In connection with the foregoing, Client shall promptly return any amount so credited upon oral or written notification from Custodian: (a) that such amount has not been paid by the issuer of the Securities or the paying agent therefor (as applicable) in the ordinary course of business or (b) that such amount was incorrectly credited. If Client does not promptly return any amount upon such notification, Custodian shall be entitled, upon oral or written notification to Client, to reverse such credit by debiting Client's account for the amount previously credited.

     (b) INDEMNIFICATION OF CLIENT IN RESPECT OF SECURITIES

     (i) U.S. SECURITIES. If the borrower in respect of any Loan of U.S. Securities effected pursuant hereto and pursuant to the applicable Securities Loan Agreement fails to return any Securities on Loan to Custodian for the Account when due thereunder, which is the date an Event of Default shall have occurred under the applicable Securities Loan Agreement (the "Return Date"), then Custodian shall, at its expense (subject to paragraph (d) hereof) deposit replacement Securities of the same issue, type, class and series to the Account, as soon as practicable. If Custodian is unable to obtain replacement Securities, Custodian shall credit Client's account in Dollars with the market value of such loaned Securities on the credit date (including, in the case of debt Securities, accrued interest up to and including the credit date).

     (ii) FOREIGN SECURITIES. If the borrower in respect of any Loan of Foreign Securities effected pursuant hereto and pursuant to the applicable Securities Loan Agreement fails to return any Securities on Loan to Custodian for the Account on the Return Date, Custodian will, at Custodian's sole election and at its expense (subject to paragraphs (b)(iii) and (c) hereof), as soon as practicable, either (x) deposit replacement Securities of the same issue, type, class and series to the Account or (y) credit Client's Account, in Dollars with the market value of the Collateral as determined as of the Return Date (up to but not to exceed the market value of the Loaned Securities as of the Return Date); provided, however, that if the market value of the Collateral as of the Return Date is less than the market value of the Loaned Securities as of the Return Date (other than as a consequence of losses on Authorized Investments as provided in paragraph (b)(iii) following), Custodian will credit Client's Account with such further amount as shall account for the difference between the market value of the Collateral and the market value of the Loaned Securities as of the Return Date. For purposes of this Section, market value in the case of fixed income Securities shall include accrued but unpaid interest. Market value shall be determined by Custodian in accordance with the applicable Securities Loan Agreement, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and interest, dividends and other payments and Distributions received by Chase in connection with such Securities on Loan and/or Collateral) are denominated in a currency other than Dollars.

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     (iii) In connection with (i) and (ii) above, if the market value of the
Cash Collateral at the time of default by the borrower on a credit date or a Return Date is less than that which is required to purchase replacement securities or to credit the Client's account with the market value in Dollars of the Loaned Securities as a result of a decrease in the market value of Authorized Investments, Custodian shall not be responsible for that decrease and shall deposit replacement securities or credit Client's account, with the market value of such Loaned Securities only to an amount net of the decrease in market value of Authorized Investments. With respect to and to the extent that a Loan is made against letter of credit Collateral, in the event of a default by both the issuer of the letter of credit and the borrower, Custodian shall not be responsible for any resulting decrease in the market value of such letter of credit Collateral or have any obligation to either contribute to or otherwise provide for any resulting Collateral deficiency.

     (c) SUBROGATION. If Custodian makes a payment or a purchase pursuant to Sections (a) or (b) hereof, Custodian shall, to the extent of such payment or purchase, be subrogated to, and Client shall assign and be deemed to have assigned to Custodian, all of its rights in, to and against the borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the borrower in respect of such Loan (including any Letters of Credit and the issuers thereof), and all proceeds of such Collateral. In the event that Client receives or is credited with any payment, benefit or value from or on behalf of the borrower in respect of rights to which Custodian is subrogated as provided herein, Client shall promptly remit or pay to Custodian the same (or its Dollar equivalent).


     In all other respects, all terms and provisions of the Agreement remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective authorized officers as of the day and year first above written.




              THE CHASE MANHATTAN BANK

              By /s/ Gene Gemelli
                     Gene Gemelli, Vice President

              MORGAN STANLEY DEAN WITTER INSTITUTIONAL FUND, INC.

216864        By /s/ Michael F. Klein

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                         CHASE GLOBAL SECURITIES LENDING
                            INVESTMENT GUIDELINES FOR
               MORGAN STANLEY DEAN WITTER INSTITUTIONAL FUND, INC.
                             EFFECTIVE MAY 10, 1999


A.       ACCOUNT OBJECTIVE

         Pursuant to Amendment No.1 to Amendment to Custody Agreement between The Chase Manhattan Bank ("Chase") and Morgan Stanley Dean Witter Institutional Fund, Inc. (the "Fund") dated May 10, 1999, Chase has undertaken to invest and reinvest cash collateral received in connection with securities lending ("Collateral") in accordance with the following investment guidelines.

         This short term, fixed income account (the "Account"), established on behalf of the Fund, is designed to maximize the yield on securities lending cash collateral by investing in securities that satisfy these guidelines, as applied at the time of purchase.


B.       PERMISSIBLE INVESTMENTS

         1.  INSTRUMENTS

         Chase on behalf of the Account is permitted to purchase only the following securities:

         Bankers' Acceptances
         Domestic and Yankee Certificates of Deposit
         Commercial Paper, including unregistered (so-called 4(2)) Commercial Paper, but excluding Asset-backed commercial paper)
         Corporate Bonds
         Medium Term Notes
         Repurchase Agreements, subject to the requirements of paragraph G Time Deposits
         U.S. Treasury Bills
         U.S. Treasury Notes
         U.S. Government Agency Discount Notes and Debentures, which shall include securities issued or guaranteed as to principal and interest by the United States Government, its agencies instrumentalities or establishments

         2.  CERTAIN DERIVATIVES

         Chase, on behalf of the Account, will not invest in any instrument whose coupon rate will move in the opposite direction of the index to which such instrument is tied. In addition,


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         in the event that Chase, on behalf of the Account, invests in any instrument whose coupon rate moves when the index to which such rate is tied moves, Chase, on behalf of the Account, shall invest only in those of such instruments whose movements in the coupon rate are equivalent to movements in the index, with such index or indices being limited to U.S. Treasury securities, US $ LIBOR, the U.S. Federal Funds rate or U.S. Prime Rate.

         3.  CURRENCY

         Only U.S. Dollar denominated securities will be permissible under these guidelines.

         4.  LIMITATION ON FOREIGN ISSUERS

         Subject to Sections B.4 and E, there are no limitations on securities of foreign issuers.


C.       PROHIBITED INVESTMENTS

         Equity securities.

         Floating rate securities with an interest rate cap, with the exception of those U.S. Government Securities and Governmental Agencies which are capped at a rate in excess of 20% to comply with state usury laws.


D.       LIMITATIONS ON AMOUNTS INVESTED/CASH RESERVE; PERMITTED BORROWING

         Chase, on behalf of the Account, will seek to be fully invested in permissible securities as of the close of business on each day.


E.       CONCENTRATION GUIDELINES

-        U.S. Treasury and U.S. Government Agency Securities = No Limit

-        Repurchase Agreements =    20% per counterparty (see Attachment 1 to
                                    the guidelines) to the extent they are in compliance with Section G.

-        All Other Permissible Investments = 3% of the account  value at the time of purchase, per issuer.

F.       MATURITY GUIDELINES

-        Time Deposits =            Overnight Only. However, on occasion
                                    where affected by legal holiday or with
                                    the prior consent of MSDWIM, Chase, on
                                    behalf of the Account, may purchase time deposits with a maximum maturity not to exceed 4 business days.

-        Term Repurchase Agreements =       No Greater than 7 days

- All other instruments must have a Final Maturity at the time of purchase that does not exceed 397 days

         Final Maturity, for purposes of these guidelines, means the earliest of
         (i) the date noted on the face of the instrument as the date on which the principal amount must be paid, (ii) in the case of an instrument with an unconditional put or unconditional demand feature, the date on which the principal amount of the instrument can be recovered by demand, or (iii) in the case of a variable rate instrument, the principal amount of which, in accordance with its terms, must unconditionally be paid in 397 calendar days or less shall be deemed to have a maturity equal to the earlier of the period remaining until the next readjustment of the interest rate or the period remaining until the principal amount can be recovered through demand, (iv) in the case of a variable rate instrument, the principal amount of which is scheduled to be paid in more than 397 calendar days, that is subject to a demand feature, shall be deemed to have a maturity equal to the longer of the period remaining until the next readjustment of the interest rate or the period remaining until the principal amount can be recovered through demand, (v) a floating rate security, the principal amount of which, in accordance with its terms, must unconditionally be paid in 397 calendar days or less shall be deemed to have a maturity of one day, (vi) a floating rate security, the principal amount of which is scheduled to be paid in more than 397 calendar days, that is subject to a demand feature, shall be deemed to have a maturity equal to the period remaining until the principal amount can be recovered through demand.

- A repurchase agreement shall be deemed to have a maturity equal to the period remaining until the date on which the repurchase of the underlying securities is scheduled to occur, or, where no date is specified, but the agreement is subject to a demand, the notice period applicable to a demand for the repurchase of the securities.

         The maximum weighted average days to maturity, for all investments made by Chase on behalf of the Account, may not exceed 90 days.


G. REPURCHASE AGREEMENTS (including term repurchase agreements, entered into using custodians deemed appropriate by the Lender's Agent)

         PERMITTED COUNTERPARTIES

         Repurchase agreements shall be entered into only with counterparties approved by the Fund's Board of Directors, as such list shall be amended from time to time.

         PERMITTED COLLATERAL

         The counterparty in a repurchase transaction shall post collateral equal to 102% of the purchase price with collateral to consist of bills, bonds or notes issued by the United States Treasury; other securities guaranteed as to principal and interest by the Government of the United States, its agencies, instrumentalities or establishments; or mortgage-backed securities issued or guaranteed by agencies of the Government of the United States and will be required to be marked to market on a daily basis.

         DIVERSIFICATION

         A repurchase agreement, as described in this Section G, shall be deemed to be an acquisition of the underlying securities, provided that the obligation of the seller to repurchase the securities from the Fund is fully collateralized.


H.       QUALITY GUIDELINES

         Except as otherwise provided with respect to repurchase agreement collateral in paragraph G:

         Specified rating categories at time of purchase:

         SHORT TERM:
         Either A-1 by S & P or P-1 by Moody's and one of the following and one of the following; A-1 by S&P, P-1 by Moody's, F-1 by Fitch or D-1 by Duff and Phelps.

         DOWNGRADES
         The Fund may not purchase securities based on an S&P, Moody's, Fitch, or Duff rating where the rating organization has announced publicly that it is examining the rating for a possible downgrade. This limitation does not apply to securities rated A1+ by S&P.

         In the event that a security held in the portfolio falls below the minimum guideline as detailed in this paragraph H as a result of being downgraded by S&P, Moody's, Fitch, or Duff, Chase will notify the client and await instructions. In no event, however, will Chase be liable for any consequences of the fallen rating, including retention of the security in the absence of instructions from the client.

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I.       TRANSACTION EXECUTION

         When implementing these guidelines Chase will at all times seek the best execution for purchases and sales of securities. Chase shall not execute transactions on behalf of the Account with or through Chase, Morgan Stanley & Co. Incorporated or Dean Witter Reynolds Co. acting as agent or principal.

                                      * * *

EACH CLIENT SHOULD ANALYZE THESE GUIDELINES CONTINUALLY TO DETERMINE THEIR CONTINUED APPROPRIATENESS, RECOGNIZING THAT ALL INVESTMENTS BEAR RISKS AND THAT THE RETURN OF PRINCIPAL IS NOT ASSURED.


MORGAN STANLEY DEAN WITTER             THE CHASE MANHATTAN BANK
 INSTITUTIONAL FUND, INC.

By: /s/ Michael Klein                  By: /s/ Gene Gemelli
   -----------------------                ------------------------

Print Name: Michael Klein              Print Name: Gene Gemelli, Vice President
            --------------                         ----------------------------
DATE: May 10, 1999                     DATE: May 12, 1999
      ------------                           ------------


MORGAN STANLEY DEAN WITTER
 INVESTMENT MANAGEMENT INC.

BY: /s/ Michael Klein
   --------------------------
PRINT NAME: Michael Klein
           ------------------
DATE: May 10, 1999
     ------------------------